Table of Contents

Filed pursuant to Rule 424(b)(3)

Registration No. 333-262228

PROSPECTUS

Esports Technologies, Inc.

3,310,264 Shares of Common Stock

Issuable upon Conversion of Outstanding Preferred Stock

3,587,512 Shares of Common Stock
Issuable upon Exercise of Outstanding Warrants

This prospectus relates to the resale, from time to time, by the selling shareholders identified in this prospectus under the caption “Selling Shareholders,” of up to (1) 3,310,264 shares of our common stock, which represents 200% of the shares of common stock initially issuable upon conversion of our Series A preferred stock issued November 29, 2021, (2) 2,019,672 shares of our common stock issuable upon exercise of certain outstanding common stock purchase warrants issued to the Series A preferred stock holders, and (3) 1,567,840 shares of our common stock issuable upon exercise of an outstanding warrant issued pursuant to a credit agreement we entered into with a lender on November 29, 2021.

We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of shares of common stock by the selling shareholders. We will receive proceeds from any cash exercise of the warrants, which, if exercised in cash with respect to all of the 3,587,512 shares of common stock offered hereby, would result in gross proceeds to us of a maximum of approximately $99.8 million; however, we cannot predict when and in what amounts or if the warrants will be exercised and it is possible that the warrants may expire and never be exercised, in which case we would not receive any cash proceeds.

The selling shareholders may sell the shares of our common stock offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under the caption “Plan of Distribution.” The shares of common stock may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices.

Our common stock is listed on the NASDAQ Capital Market under the symbol “EBET.” On February 24, 2022, the last sale price for our common stock as reported on the NASDAQ Capital Market was $8.38 per share. There is no established public trading market for the Series A preferred stock or warrants, and we do not expect a market to develop. In addition, we do not intend to apply for a listing of the Series A preferred stock or warrants on any national securities exchange.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and we have elected to comply with certain reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” appearing on page 3 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 7, 2022

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ABOUT THIS PROSPECTUS

This prospectus relates to the resale by the selling shareholders identified in this prospectus under the caption “Selling Shareholders,” from time to time, of up to an aggregate of 3,310,264 shares of our common stock issuable upon conversion of our Series A preferred stock, and 3,587,512 shares of our common stock issuable upon exercise of certain outstanding common stock purchase warrants. We are not selling any shares of our common stock under this prospectus, and we will not receive any proceeds from the sale of shares of common stock offered hereby by the selling shareholders, although we will receive cash from the exercise of the outstanding common stock purchase warrants.

You should read this prospectus, any documents that we incorporate by reference in this prospectus and the information below under the caption “Where You Can Find More Information” and “Incorporation By Reference” before making an investment decision. You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference herein. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representation.

You should assume that the information in this prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

The distribution of this prospectus and the issuance of the securities in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the issuance of the securities and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus carefully, including the “Risk Factors” section in this prospectus and under similar captions in the documents incorporated by reference into this prospectus. The terms “Esports”, the “Company”, “our”, or “we” refer to Esports Technologies, Inc. and its subsidiaries.

Overview

We develop products and operate platforms to provide a real money online gambling experience focused on esports and competitive gaming. We operate licensed online gambling platforms which are real money betting platforms. Our mission is to define, shape and drive growth of the current and future esports wagering ecosystem by providing advanced product, platform and marketing solutions directly to service providers and customers. We accept wagers on major esports titles including: Counter-Strike: GO, League of Legends, Dota 2, StarCraft 2, Rocket League, Rainbow Six, Warcraft 3, King of Glory and FIFA; as well as professional sports including the National Football League, National Basketball Association, Major League Baseball, soccer and more.

On November 29, 2021, we acquired the Business to Consumer (B2C) business of Aspire Global plc (“Aspire”). The B2C business offers a portfolio of distinctive proprietary brands focused primarily on igaming, which is online casino and table games such as blackjack, virtual sport computer simulated games and slot machines, as well as traditional sports betting, in the locations where we are licensed to do so, to a diverse customer base operating across regulated markets. (See additional information on the acquisition of the Aspire B2C business below).

Esports is the competitive playing of video games by amateur and professional individuals and teams for cash prizes. Esports typically take the form of organized, multiplayer video games that include real-time strategy, fighting, first-person shooter, and multiplayer online battle arena games. Esports also includes games which can be played, primarily by amateurs, in multiplayer competitions on the Sony PlayStation, Microsoft Xbox and WII Nintendo systems.

Although official competitions have long been a part of video game culture, participation and spectatorship of such events have seen a global surge in popularity over the past few years with the growth of online streaming and has been further accelerated by the cancelation of traditional sporting events worldwide due to the COVID-19 pandemic. As these esports matches are widely broadcasted and watched predominately online, live betting and wagering can occur on these matches, where it is legal and regulated.

Acquisition of Aspire Global Plc’s (“Aspire”) Business to Consumer (“B2C”) Business

In order to accelerate the growth and expand market access for our esports product offerings, on November 29, 2021, we acquired Aspire’s B2C Business, for €65,000,000 paid as follows: (i) a cash amount of €50,000,000; (ii) €10,000,000, payable in accordance with the terms of an unsecured subordinated promissory note; and (iii) 186,838 shares of our common stock, which were valued at €5,000,000.

This acquisition expands our product offerings and increases the number of markets in which we can operate. The B2C business offers a portfolio of distinctive proprietary brands to a diverse customer base operating across regulated markets. The B2C segment generated revenues of €69.3 million in the twelve-month period ended September 30, 2021.

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The acquisition of Aspire’s B2C business provides the following strategic benefits:

•	ownership of Aspire’s portfolio of B2C proprietary online casino and sportsbook brands consisting of Karamba, Hopa, Griffon Casino, BetTarget, Dansk777, and GenerationVIP;

•	market access for our esports products in key regulated markets including the United Kingdom, Germany, Ireland, Malta, and Denmark, among others, allowing us to cross-sell esports wagering opportunities;

•	ability during 2022 to potentially launch additional esports focused online gaming websites that target these additional markets; and

•	enhanced strategic partnership with Aspire that will provide the on-line gaming platform and a managed services offering, including customer service, customer on-boarding and payment processing, thereby ensuring operational stability and continuity.

Our gaming license from the Curacao Gaming Authority and the licenses made available to us from the acquisition of the Aspire B2C business allows us to accept esports and sports wagers from residents of more than 160 jurisdictions.

Preferred Stock Private Placement

On October 1, 2021, we entered into subscription agreements (the “Subscription Agreements”) with certain investors (the “Investors”). Pursuant to the Subscription Agreements, the Investors agreed to subscribe for and purchased, simultaneous with the closing of the Aspire acquisition, an aggregate of 37,700 shares of Series A preferred stock for a purchase price of $1,000.00 per share, resulting in aggregate gross proceeds of $37,700,000 (the “Private Placement”). For each share of Series A preferred stock issued, we issued the Investor a warrant to purchase 150% of the shares of our common stock underlying the Series A preferred stock (the “Investor Warrants”).

Pursuant to the Subscription Agreement, we are required to hold a special meeting of shareholders (the “Shareholder Meeting”), no later than 120 days after the issuance date soliciting the affirmative vote at the Shareholder Meeting for approval of resolutions providing for the approval of the conversion of the Series A preferred stock and Investor Warrants into common stock in compliance with the rules and regulations of the Nasdaq Stock Market (the “Shareholder Approval”).

Until Shareholder Approval is received, without the approval of the holders of 60% of the Series A preferred stock, other than certain exempt issuances, we are not permitted to (i) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any common stock or common stock equivalents or (ii) file any registration statement or any amendment or supplement thereto. We intend to hold the Shareholder Meeting on February 9, 2022.

The Series A preferred stockholders are entitled to receive dividends, at a rate of 14.0% per annum, which shall be payable quarterly in arrears on January 1, April 1, July 1 and October 1, beginning on the first such date after the issuance date and ending on the 18-month anniversary provided Shareholder Approval has been received. With limited exceptions, the Series A preferred stockholders will have no voting rights. Upon any liquidation, dissolution or winding-up of the Company, the Series A preferred stockholders are entitled to receive out of the assets, whether capital or surplus, of the Company available to shareholders, an amount equal to the greater of: (i) the purchase price for each share of Series A preferred stock then held plus accrued and unpaid dividends, or (ii) the amount the holders would have received had the holders fully converted the Series A preferred stock to common stock, in each case, before any distribution or payment shall be made to the holders of our common stock. If, and only, if we receive Shareholder Approval, the Series A preferred stock will be convertible into common stock at an initial conversion price of $28.00 per share (“Conversion Price”); provided that the Conversion Price is subject to anti-dilution protection upon any subsequent transaction at a price lower than the Conversion Price then in effect. In addition, nine months from the issuance date (the “Adjustment Date”), the Conversion Price shall be adjusted to the lesser of: (i) the Conversion Price in effect on the Adjustment Date, or (ii) 85% of the average closing price of the Company’s common stock for the fifteen trading days prior to the Adjustment Date. If our EBITDA is equal to or greater than $2.0 million for the quarter ending March 31, 2022, then no adjustment pursuant to the foregoing sentence will cause the Conversion Price to be less than $20.00.

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Upon receipt of Shareholder Approval, the Investor Warrants will become exercisable and will expire on the fifth anniversary thereafter. The Investor Warrants will initially be exercisable at an exercise price of $30.00 per share, provided that the exercise price is subject to anti-dilution protection upon any subsequent transaction at a price lower than the exercise price then in effect. The Investor Warrants can be exercised on a cashless basis if there is no effective registration statement registering, or no current prospectus available for, the resale of the ordinary shares underlying the Investor Warrants.

The holders of the Series A preferred stock and Investor Warrants will not have the right to convert or exercise any portion of the Series A preferred stock and Investors Warrants to the extent that, after giving effect to such conversion, such holder (together with certain related parties) would beneficially own in excess of 4.99% of our common stock outstanding immediately after giving effect to such conversion or exercise.

We agreed to use commercially reasonable efforts to file as soon as reasonably practicable, but in any event no later than 45 calendar days after the issuance date and use commercially reasonable efforts to cause to be declared effective as soon as reasonably practicable thereafter, a registration statement filed with the SEC registering the resale of all of the Company common stock underlying the Series A preferred stock and Investor Warrants.

Credit Agreement; Lender Warrant

On November 29, 2021, we entered a credit agreement (the “Credit Agreement”) with CP BF Lending, LLC (“Lender”), pursuant to which the Lender agreed to make a single loan to the Company of $30,000,000 (the “Loan”). The Loan bears interest on the unpaid principal amount at a rate per annum equal to 15.0% as follows: (1) cash interest on the unpaid principal amount of the Loan at a rate equal to 14.0% per annum, plus (2) payable-in-kind interest (“PIK Interest”) on the unpaid principal amount of the Loan at a rate equal to 1.0% per annum.

In connection with the Loan, we issued the Lender a warrant (the “Lender Warrant”) to purchase 1,567,840 shares of our common stock at an exercise price of $25.00 per share expiring on the earlier to occur of (i) five years following the issue date or (ii) the second anniversary of the satisfaction of all obligations of the Company under the Credit Agreement. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock. In addition, the exercise price of the Lender Warrant is subject to “weighted-average” anti-dilution protection for issuances by us below the exercise price (other than certain defined exempt issuances), and, upon Shareholder Approval, the number of shares underlying the Lender Warrant shall also be adjusted for issuances to which the “weighted-average” anti-dilution protection applies. The Lender will not have the right to exercise any portion of the Lender Warrant if the Lender (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Lender Warrant, which beneficial ownership amount, at the election of the Lender may be increased to any other percentage not in excess of 19.99% as specified by the Lender. If a fundamental transaction occurs, then the successor entity will succeed to, and be substituted for the Company, and will assume all of our obligations under the Lender Warrant with the same effect as if such successor entity had been named in the Lender Warrant itself.

We agreed to use commercially reasonable efforts to file as soon as reasonably practicable, but in any event no later than 45 calendar days after the issuance date, and use commercially reasonable efforts to cause to be declared effective as soon as reasonably practicable thereafter, a registration statement filed with the SEC registering the resale of all of the common stock underlying the Lender Warrant. Pursuant to the Lender Warrant, we are required to hold a special meeting of shareholders of the Company, no later than 120 days after the issuance date soliciting the affirmative vote at the meeting for approval of resolutions providing for the approval of the issuance of all of the common stock underlying the Lender Warrant in compliance with the rules and regulations of the Nasdaq Stock Market (without regard to any limitations on conversion or exercise, as applicable, with respect thereto). We intend to hold the Shareholder Meeting on February 9, 2022.

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The Offering

Shares of common stock offered by the selling shareholders

Up to (1) 3,310,264 shares of our common stock, which represents 200% of the shares of common stock initially issuable upon conversion of our Series A preferred stock, (2) 2,019,672 shares of our common stock issuable upon exercise of the Investor Warrants, and (3) 1,567,840 shares of our common stock issuable upon exercise of the Lender Warrant.

Shares of common stock outstanding before this offering	14,191,739 shares of common stock
Shares of common stock outstanding after completion of this offering	19,434,390 (assuming full conversion of the Series A preferred stock (including the maximum amount of dividends payable thereon) and full exercise of the Investor Warrants and Lender Warrant)
Use of proceeds

All proceeds from the sale of shares of common stock offered hereby will be for the account of the selling shareholders. We will not receive any proceeds from the sale of common stock offered pursuant to this prospectus. We will receive proceeds upon cash exercises of the warrants to purchase the shares of common stock offered hereby, if any. See the caption “Use of Proceeds” in this prospectus.

Terms of this offering

The selling shareholders, including their transferees, donees, pledgees, assignees and successors-in-interest, may sell, transfer or otherwise dispose of any or all of the shares of common stock offered by this prospectus from time to time on The NASDAQ Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. The shares of common stock may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices.

NASDAQ symbol

Our common stock is listed on the NASDAQ Capital Market under the symbol “EBET”. There is no established public trading market for the warrants, and a market will likely never develop. The warrants are not and will not be listed for trading on the NASDAQ Capital Market, any other national securities exchange or other nationally recognized trading system.

Risk Factors	Investing in our securities involves a high degree of risk and purchasers of our securities may lose their entire investment. See “Risk Factors” and other information incorporated by reference into this prospectus for a discussion of factors you should carefully consider before deciding whether to invest in our common stock.

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RISK FACTORS

Investing in shares of our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider and evaluate the risks described in the “Risk Factors” section in our most recent Annual Report on Form 10-K, as well as any updates to those risk factors in our subsequent Quarterly Reports on Form 10-Q, together with all of the other information appearing in or incorporated by reference into this prospectus, before deciding whether to purchase any of the common stock being offered. The risks described in these documents are not the only ones we face, but those that we consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of shares of our common stock could decline due to any of these risks, and you may lose all or part of your investment. Please also read carefully the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in other documents that we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering under this prospectus; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:

•	Our Annual Report on Form 10-K for the year ended September 30, 2021 (filed on December 23, 2021);

•	Our Quarterly Report on Form 10-Q filed on February 11, 2022;

•	Our Definitive Proxy Statement on Schedule 14A filed on January 12, 2022; and

•	Our Current Report on Form 8-K/A dated January 21, 2022.

Additionally, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after (i) the date of the initial registration statement and prior to effectiveness of the registration statement, and (ii) the date of this prospectus and before the termination or completion of any offering hereunder, shall be deemed to be incorporated by reference into this prospectus from the respective dates of filing of such documents, except that we do not incorporate any document or portion of a document that is “furnished” to the SEC, but not deemed “filed.”

We will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein, including exhibits. Requests should be directed to: Attention: Corporate Secretary, 197 E. California Ave. Ste. 302, Las Vegas, NV 89104, telephone (888) 411-2726. The documents incorporated by reference may be accessed at our website at esportstechnologies.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus, and the documents we incorporate by reference, contain forward-looking statements within the meaning of the federal securities laws. You should not rely on forward-looking statements in this prospectus, and the documents we incorporate by reference. Forward-looking statements typically are identified by use of terms such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend,” “may,” “will,” “should,” “estimate,” “predict,” “potential,” “continue,” and similar words, although some forward-looking statements are expressed differently. This prospectus, and the documents we incorporate by reference, may also contain forward-looking statements attributed to third parties relating to their estimates regarding the markets we may enter in the future. All forward-looking statements address matters that involve risk and uncertainties, and there are many important risks, uncertainties and other factors that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus, and the documents we incorporate by reference.

You should also consider carefully the statements under “Risk Factors” and other sections of this prospectus, and the documents we incorporate by reference, which address additional facts that could cause our actual results to differ from those set forth in the forward-looking statements. We caution investors not to place significant reliance on the forward-looking statements contained in this prospectus, and the documents we incorporate by reference. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

USE OF PROCEEDS

All shares of our common stock offered by this prospectus are being registered for the account of the selling shareholders identified herein. We will not receive any of the proceeds from the sale of these shares.

We will receive proceeds from any cash exercise of the warrants, which, if exercised in cash with respect to all of the 3,587,512 shares of common stock underlying the Investor Warrants and Lender Warrants, would result in gross proceeds to us of a maximum of approximately $99.8 million.

We intend to use any proceeds received by us from the cash exercise of the warrants for working capital and general corporate purposes. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from the cash exercise of the warrants. Accordingly, our management will have broad discretion in the timing and application of these proceeds. The holders of the warrants may exercise the warrants at their own discretion and at any time until their expiration subject to and in accordance with the terms of the warrants, as further described under the caption “Summary” in this prospectus. As a result, we cannot predict when or if the warrants will be exercised, and it is possible that the warrants may expire and never be exercised. In addition, the warrants are exercisable on a cashless basis if at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for, the issuance of shares of common stock for which the warrants are exercisable. As a result, we may never receive meaningful, or any, cash proceeds from the exercise of the warrants.

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DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock, and we do not currently intend to pay any cash dividends on our common stock for the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends on our common stock will be at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements and any contractual restrictions.

SELLING SHAREHOLDERS

This prospectus covers an aggregate of up to (1) 3,310,264 shares of our common stock, which represents 200% of the shares of common stock initially issuable upon conversion of our Series A preferred stock, (2) 2,019,672 shares of our common stock issuable upon exercise of the Investor Warrants, and (3) 1,567,840 shares of our common stock issuable upon exercise of the Lender Warrant.

The following table sets forth certain information with respect to each selling shareholder, including (i) the shares of our common stock beneficially owned by the selling shareholder prior to this offering, (ii) the number of shares being offered by the selling shareholder pursuant to this prospectus and (iii) the selling shareholder’s beneficial ownership after completion of this offering, assuming that all of the shares covered hereby (but none of the other shares, if any, held by the selling shareholders) are sold. The registration of the shares of common stock issuable to the selling shareholders upon the exercise of the warrants does not necessarily mean that the selling shareholders will sell all or any of such shares.

The number of shares being offered by the selling shareholder pursuant to this prospectus includes 200% of the shares of common stock initially issuable upon conversion of our Series A preferred stock. The Series A preferred stock will be convertible into common stock at an initial conversion price of $28.00 per share (“Conversion Price”); provided that the Conversion Price is subject to anti-dilution protection upon any subsequent transaction at a price lower than the Conversion Price then in effect. In addition, nine months from the issuance date (the “Adjustment Date”), the Conversion Price shall be adjusted to the lesser of: (i) the Conversion Price in effect on the Adjustment Date, or (ii) 85% of the average closing price of the Company’s common stock for the fifteen trading days prior to the Adjustment Date. If our EBITDA is equal to or greater than $2.0 million for the quarter ending March 31, 2022, then no adjustment pursuant to the foregoing sentence will cause the Conversion Price to be less than $20.00.

The table is based on information supplied to us by the selling shareholders, with beneficial ownership and percentage ownership determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares beneficially owned by a selling shareholder and the percentage ownership of that selling shareholder, shares of common stock subject to warrants held by that selling shareholder that are exercisable within 60 days after the date hereof, are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The percentage of beneficial ownership after this offering is based on 14,191,739 shares outstanding on January 10, 2022.

The registration of these shares of common stock does not mean that the selling shareholders will sell or otherwise dispose of all or any of those securities. The selling shareholders may sell or otherwise dispose of all, a portion or none of such shares from time to time. We do not know the number of shares, if any, that will be offered for sale or other disposition by any of the selling shareholders under this prospectus. Furthermore, the selling shareholders may have sold, transferred or disposed of the shares of common stock covered hereby in transactions exempt from the registration requirements of the Securities Act since the date on which we filed this prospectus.

To our knowledge and except as noted below, none of the selling shareholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

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Selling Shareholder (1)	Number of shares of common stock beneficially owned prior to this offering (2)	Number of shares of common stock offered (3)	Shares of common stock beneficially owned after sale of all shares of common stock offered pursuant to this prospectus (4)
			Number of Shares	Percent of class
Anastasia Muravyeva	4,875	7,071	–	-
Anthony Tang	243,685	353,441	–	-
David Carlos Michan Irrevocable Trust 2005 (5)	58,739	70,690	10,000	Less than 1%
Everglades Global Opportunities Fund LP (6)	97,476	141,378	–	–
Makaiwi & Associates, Inc. (7)	212,476	141,378	115,000	Less than 1%
Darwin Elias	6,530	8,485	680	Less than 1%
Esports Group Inc. (8) (23)	2,638,243	173,752	2,518,447 (23)	4.9% (23)
Carmel Ventures LLC (9) (23)	243,685	353,441	–	–
Vertical Holdings LLC (10)	721,161	622,053	292,277	2.1%
YSW Holdings Inc. (11) (23)	2,555,146	35,346	2,530,776 (23)	4.9% (23)
Sandra L McAllister	18,647	19,794	5,000	Less than 1%
Andrew A. Pokladowski Jr.	33,245	42,416	4,000	Less than 1%
Aaron Grueter	26,433	31,812	4,500	Less than 1%
Mark Poreman	98,981	113,103	21,000	Less than 1%
Inergy, Inc. (12)	25,977	19,794	12,330	Less than 1%
Michael Pesick	1,952	2,830	–	–
Thomas P. Dobron	149,171	158,342	40,000	Less than 1%
Thomas Bennett	8,613	10,607	1,300	Less than 1%
William Peron Wilkes	37,293	39,586	10,000	Less than 1%
Kenneth Cascasella	74,586	79,172	20,000	Less than 1%
Jeffrey Jenkins	26,105	27,710	7,000	Less than 1%
Gates Family Trust (13)	5,459	7,918	–	–
Steven Parrinello	4,875	7,071	–	–
Matilda Poulsen	9,749	14,139	–	–
Tiff MultiAsset NewGen A/C I8DP (14)	54,880	79,597	–	–
NewGen Alternative Income Fund (15)	550,336	798,207	–	–
NewGen Equity Long/Short Fund (16)	856,892	1,242,835	–	–
Colleen Patrice	9,227	427	8,932	Less than 1%
Joe Luciano	1,952	2,830	–	–
Andrew A. Pokladowski III	2,477	3,536	39	Less than 1%
Zuri Dan Michan Irrevocable Trust 2005	24,370	35,346	–	–
Thomas P. Dobron and Jodi Dobron Living Trust (17)	32,752	47,504	–	–
Steven L. Shaw and Jan M. Shaw Family Trust (18)	13,053	13,856	3,500	Less than 1%
Jennipher Chasen	6,660	7,071	1,785	Less than 1%
Nicholas T. Dobron	3,180	3,960	450	Less than 1%
Four Eight Investments (19)	827,047	452,403	515,131	3.8%
Joshua Adinolfo	977	1,416	–	–
Oak Grove Asset Management Inc. (20)	135,587	138,409	40,150	–
Manole Fintech Fund (21)	14,624	21,210	–	–
CP BF Lending, LLC (22)	1,567,840	1,567,840	–	–

(1)       The information in this table and the related notes is based upon information supplied by the selling shareholders.

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(2)       Represents the total number of shares of our common stock issued or issuable to each selling shareholders as of the date of this prospectus, without regard to ownership limitations described in footnote (3) below and without regard to initial exercise dates of the warrants described in footnote (3) below, including (i) all of the shares offered hereby, and (ii) to our knowledge, all other securities held by each of the selling shareholders as of the date hereof. The Series A preferred stockholders are entitled to receive dividends, as described in “Prospectus Summary - Preferred Stock Private Placement,” payable in cash (to the extent permitted by our existing or future financing agreements) or by an increase in the stated value of the preferred stock. The amount in the table above assumes we satisfy our dividend obligations for a period of 18 months (which is the maximum period during which we are required to pay dividends, assuming we receive Shareholder Approval) solely by increasing the stated value of the Series A preferred stock, which will increase the number of shares of common stock issuable upon conversion of the Series A preferred stock.

(3)       Assumes that none of the Series A preferred stock or warrants that are exercisable for the shares of our common stock offered hereby have been sold or otherwise transferred prior to the date of this prospectus in transactions exempt from the registration requirements of the Securities Act. The Series A preferred stock and all warrants contain beneficial ownership limitations, which provide that a holder of the warrants will not have the right to convert the Series A preferred stock or exercise any portion of its warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to such conversion or exercise, provided that upon at least 61 days prior notice to us, a holder of Series A preferred stock or Investor Warrants may increase or decrease such limitation up to a maximum of 9.99% of the number of shares of common stock outstanding and the holder of the Lender Warrant may increase or decrease such limitation up to a maximum of 19.99% of the number of shares of common stock outstanding. The Series A preferred stockholders are entitled to receive dividends, as described in “Prospectus Summary - Preferred Stock Private Placement,” payable in cash (to the extent permitted by our existing or future financing agreements) or by an increase in the stated value of the preferred stock. The amount in the table above assumes we satisfy our dividend obligations for a period of 18 months (which is the maximum period during which we are required to pay dividends, assuming we receive Shareholder Approval) solely by increasing the stated value of the Series A preferred stock, which will increase the number of shares of common stock issuable upon conversion of the Series A preferred stock.

(4)       Assumes that, after the date of this prospectus and prior to completion of this offering, none of the selling shareholders (i) acquires additional shares of our common stock or other securities or (ii) sells or otherwise disposes of shares of our common stock or other securities held by such selling shareholders as of the date hereof and not offered hereby.

(5)       David Carlos Michan has voting and dispositive power over the shares of David Carlos Michan Irrevocable Trust 2005.

(6)       Ken Arnold has voting and dispositive power over the shares of Everglades Global Opportunities Fund LP.

(7)       Allan Ligi has voting and dispositive power over the shares of common stock of Makaiwi & Associates, Inc.

(8)       Nicole Dumas has voting and dispositive power over the shares of Esports Group Inc.

(9)       Kevan Casey has voting and dispositive power over the shares of common stock of Carmel Ventures.

(10)      Ryan Cravey and Kevan Casey have voting and dispositive power over the shares of common stock of Vertical Holdings.

(11)      Chandler Weeks has voting and dispositive power over the shares of YSW Holdings.

(12)      Brett Hall has voting and dispositive power over the shares of Inergy, Inc.

(13)      Marcia Gates has voting and dispositive power over the shares of Gates Family Trust.

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(14)       David Dattels, Chris Rowan, and Norm Chang have voting and dispositive power over the shares of Tiff MultiAsset NewGen A/C I8DP.

(15)       David Dattels, Chris Rowan, and Norm Chang have voting and dispositive power over the shares of NewGen Alternative Income Fund.

(16)       David Dattels, Chris Rowan, and Norm Chang have voting and dispositive power over the shares of NewGen Equity Long/Short Fund.

(17)       Thomas P. Dobron has voting and dispositive power over the shares of Thomas P. Dobron and Jodi Dobron Living Trust.

(18)       Steven Shaw has voting and dispositive power over the shares of Steven L. Shaw and Jan M. Shaw Family Trust.

(19)       Bryan Selby has voting and dispositive power over the shares of Foureight Investments.

(20)       Robert Wheat has voting and dispositive power over the shares of Oak Grove Asset Management Inc.

(21)       Warren Fisher has voting and dispositive power over the shares of Manole Fintech Fund.

(22)       Alexander Bryant Washburn and Stanley Logan Baty have voting and dispositive power over the shares of CP BF Lending, LLC.

(23)       On September 1, 2020, our wholly owned subsidiary, ESEG Limited, entered into three domain purchase agreements with Esports Group, Inc. and YSW Holdings, Inc., each of which is a selling stockholder, and with Dover Hill, LLC, which is an affiliate of Carmel Ventures, which is a selling stockholder, pursuant to which such entities acquired the following domain names: Esportsbook.com, Browserbets.com, esportsgames.com, Esportstechnologies.com, Browserbet.com, Fantasyduel.com and Esportsgamers.com. Each of the domain purchase agreements required the issuance of a 10% convertible note in the principal amount of $700,000 and the issuance of a warrant to purchase ordinary shares of ESEG. Two of these agreements also require an additional cash payment after five years, totaling $675,000. Upon our acquisition of ESEG, we exchanged the ESEG securities issued to the domain sellers for our securities. Accordingly, we issued to each of the three domain sellers a 10% convertible note in the principal amount of $700,000 (as of September 30, 2021, the principal amount of the notes were $617,500, $617,500 and $677,500, respectively), which matures on March 1, 2022 and is convertible into our shares of common stock at the option of the holder at a conversion price of $0.50 per share, and we issued the three domain sellers a warrant to purchase 635,000 shares, 635,000 shares, and 745,000 shares, respectively, of our common stock at an exercise price of $0.30 per share. The convertible notes and warrants discussed above each contain a beneficial ownership limitation, which provides that a holder of the instruments will not have the right to convert or exercise, as applicable, any portion of the note or warrant if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to such conversion or exercise, as applicable, provided that with respect to the warrant, upon at least 61 days prior notice to us, a holder may increase or decrease such limitation up to a maximum of 9.99% of the number of shares of common stock outstanding. The column “Shares of common stock beneficially owned after sale of all shares of common stock offered pursuant to this prospectus – Percent of Class” reflects the foregoing 4.99% limitation.

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PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable to the selling shareholders to permit the resale of these shares of common stock by the holders of the shares of common stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the shares of common stock. We will bear all fees and expenses incident to the registration of the shares of common stock.

The selling shareholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The selling shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(a)(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

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Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. If the selling shareholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this registration statement, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with applicable rules of the Financial Industry Regulatory Authority, or FINRA.

In connection with sales of the shares of common stock or otherwise, and unless limited by any contractual arrangements with us, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume and the selling shareholders may also sell shares of common stock short and if such short sale shall take place after the date that this registration statement is declared effective by the SEC, the selling shareholders may deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling shareholders have been advised that they may not use shares registered pursuant to this registration statement to cover short sales of our common stock made prior to the date the registration statement is declared effective by the SEC.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this registration statement or any amendment to this registration statement under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this registration statement. The selling shareholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this registration statement.

The selling shareholders and any broker-dealer or agents participating in the distribution of the shares of common stock offered hereby may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling shareholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including without limitation, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

Each selling shareholder has informed us that it is not a registered broker-dealer. Upon being notified in writing by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

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Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with in all respects.

Each selling shareholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each selling shareholder will pay all underwriting discounts and selling commissions, if any, and any legal expenses incurred by it. We may indemnify the selling shareholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the agreements with the selling shareholders, or the selling shareholders may be entitled to contribution.

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Description of Securities

The following summary is a description of the material terms of our securities and is not complete. You should also refer to the Esports Technologies, Inc. articles of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and the applicable provisions of the Nevada Revised Statutes.

Authorized Capital Stock

Our articles of incorporation authorize us to issue up to 100,000,000 shares of common stock and 10,000,000 shares of preferred stock.

Common Stock

Shares of our common stock have the following rights, preferences and privileges:

Voting

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Any action at a meeting at which a quorum is present will be decided by a majority of the voting power present in person or represented by proxy, except in the case of any election of directors, which will be decided by a plurality of votes cast. There is no cumulative voting.

Dividends

Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for payment, subject to the rights of holders, if any, of any class of stock having preference over the common stock. Any decision to pay dividends on our common stock will be at the discretion of our board of directors. Our board of directors may or may not determine to declare dividends in the future. See “Dividend Policy.” The board’s determination to issue dividends will depend upon our profitability and financial condition any contractual restrictions, restrictions imposed by applicable law and the SEC, and other factors that our board of directors deems relevant.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of our common stock will be entitled to share ratably on the basis of the number of shares held in any of the assets available for distribution after we have paid in full, or provided for payment of, all of our debts and after the holders of all outstanding series of any class of stock have preference over the common stock, if any, have received their liquidation preferences in full.

Other

Our issued and outstanding shares of common stock are fully paid and nonassessable. Holders of shares of our common stock are not entitled to preemptive rights. Shares of our common stock are not convertible into shares of any other class of capital stock, nor are they subject to any redemption or sinking fund provisions.

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Preferred Stock

We are authorized to issue up to 10,000,000 shares of preferred stock. Our articles of incorporation authorizes the board to issue these shares in one or more series, to determine the designations and the powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights (including the number of votes per share), redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Our board of directors could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of common stock and which could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

Series A Preferred Stock Offering

On September 30, 2021, the Company entered into subscription agreements (the “Subscription Agreements”) with certain investors (the “Investors”). Pursuant to the Subscription Agreements, the Investors agreed to subscribe for and purchase, and the Company agreed to issue and sell to such Investors shares of Series A Convertible Preferred Stock (the “Preferred Stock”) for a purchase price of $1,000.00 per share (the “Private Placement”). For each share of Preferred Stock issued, the Company issued the Investor a warrant to purchase 150% of the shares of Company common stock underlying the Preferred Stock (the “Warrants”). The aggregate Private Placement, which was completed on November 29, 2021 was $37,700,000.

The Preferred Stock is entitled to receive dividends, at a rate of 14.0% per annum, in cash or in kind, which shall be payable quarterly in arrears on January 1, April 1, July 1 and October 1, beginning on the first such date after the issuance date and ending on the 18-month anniversary. With limited exceptions, the Preferred Stock will have no voting rights. Upon any liquidation, dissolution or winding-up of the Company, the holders of the Preferred Stock shall be entitled to receive out of the assets, whether capital or surplus, of the Company available to shareholders, an amount equal to the greater of: (i) the purchase price for each share of Preferred Stock then held, or (ii) the amount the holders would have received had the holders fully converted the Preferred Stock to Company common stock, in each case, before any distribution or payment shall be made to the holders of the Company’s common stock. If, and only, if the Company receives shareholder approval, the Preferred Stock will be convertible into Company common stock at an initial conversion price of $28.00 per share (“Conversion Price”); provided that the Conversion Price is subject to anti-dilution protection upon any subsequent transaction at a price lower than the Conversion Price then in effect. In addition, nine months from the issuance date (the “Adjustment Date”), the Conversion Price shall be adjusted to the lesser of: (i) the Conversion Price in effect on the Adjustment Date, or (ii) 85% of the average closing price of the Company’s common stock for the fifteen trading days prior to the Adjustment Date. If the Company’s EBITDA is equal to or greater than $2,000,000 for the quarter ending March 31, 2022, then no adjustment pursuant to the foregoing sentence will cause the Conversion Price to be less than $20.00.

Upon receipt of shareholder approval, the Warrants will become exercisable and will expire on the fifth anniversary thereafter. The Warrants will initially be exercisable at an exercise price of $30.00 per share, provided that the exercise price is subject to anti-dilution protection upon any subsequent transaction at a price lower than the exercise price then in effect. The Warrants can be exercised on a cashless basis if there is no effective registration statement registering, or no current prospectus available for, the resale of the shares of common stock underlying the Warrants.

The holders of the Preferred Stock and Warrants will not have the right to convert or exercise any portion of the Preferred Stock and Warrants to the extent that, after giving effect to such conversion, such holder (together with certain related parties) would beneficially own in excess of 4.99% of the Company’s common stock outstanding immediately after giving effect to such conversion or exercise.

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Warrants and Convertible Notes

On September 1, 2020, our wholly owned subsidiary, ESEG Limited, entered into three domain purchase agreements. Each of the domain purchase agreements required the issuance of a 10% convertible note in principal amount of $700,000 and the issuance of a warrant to purchase ordinary shares of ESEG. Two of these agreements also require an additional cash payment after five years, totaling $675,000. Upon our acquisition of ESEG, we exchanged the ESEG securities issued to the domain sellers for our securities. Accordingly, we issued each of the three domain seller a 10% convertible note in principal amount of $700,000 (as of September 30, 2021, the principal amount of the notes were $617,500, $617,500 and $677,500, respectively), which matures on March 1, 2022 and is convertible at the option of the holder at a conversion price of $0.50 per share, and we issued the three domain sellers a five-year warrant to purchase 745,000 shares, 635,000 shares, and 635,000 shares, respectively, of our common stock at an exercise price of $0.30 per share. Each of the foregoing convertible notes and warrants provide that no holder of these notes or warrants will be permitted to convert such notes or exercise such warrants to the extent that the holder or any of its affiliates would beneficially own in excess of 4.99% of our common stock after such conversion or exercise.

On November 29, 2021, we entered a credit agreement (the “Credit Agreement”) with CP BF Lending, LLC (“Lender”), pursuant to which the Lender agreed to make a single loan to the Company of $30,000,000 (the “Loan”).

In connection with the Loan, we issued the Lender a warrant (the “Lender Warrant”) to purchase 1,567,840 shares of our common stock at an exercise price of $25.00 per share expiring on the earlier to occur of (i) five years following the issue date or (ii) the second anniversary of the satisfaction of all obligations of the Company under the Credit Agreement. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock. In addition, the exercise price of the Lender Warrant is subject to “weighted-average” anti-dilution protection for issuances by us below the exercise price (other than certain defined exempt issuances), and, upon Shareholder Approval, the number of shares underlying the Lender Warrant shall also be adjusted for issuances to which the “weighted-average” anti-dilution protection applies. The Lender will not have the right to exercise any portion of the Lender Warrant if the Lender (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Lender Warrant, which beneficial ownership amount, at the election of the Lender may be increased to any other percentage not in excess of 19.99% as specified by the Lender. If a fundamental transaction occurs, then the successor entity will succeed to, and be substituted for the Company, and will assume all of our obligations under the Lender Warrant with the same effect as if such successor entity had been named in the Lender Warrant itself.

We agreed to use commercially reasonable efforts to file as soon as reasonably practicable, but in any event no later than 45 calendar days after the issuance date, and use commercially reasonable efforts to cause to be declared effective as soon as reasonably practicable thereafter, a registration statement filed with the SEC registering the resale of all of the common stock underlying the Lender Warrant. Pursuant to the Lender Warrant, we are required to hold a special meeting of shareholders of the Company, no later than 120 days after the issuance date soliciting the affirmative vote at the meeting for approval of resolutions providing for the approval of the issuance of all of the common stock underlying the Lender Warrant in compliance with the rules and regulations of the Nasdaq Stock Market (without regard to any limitations on conversion or exercise, as applicable, with respect thereto). We intend to hold the Shareholder Meeting on February 9, 2022.

Articles of Incorporation and Bylaw Provisions

Our articles of incorporation and bylaws include a number of anti-takeover provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include:

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Advance Notice Requirements. Our bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of stockholders. These procedures provide that notice of stockholder proposals must be timely and given in writing to our corporate Secretary. Generally, to be timely, notice must be received at our principal executive offices not fewer than 120 calendar days prior to the first anniversary date on which our notice of meeting and related proxy statement were mailed to stockholders in connection with the previous year’s annual meeting of stockholders. The notice must contain the information required by the bylaws, including information regarding the proposal and the proponent.

Special Meetings of Stockholders. Our bylaws provide that special meetings of stockholders may be called at any time by only the Chairman of the Board, the Chief Executive Officer, the President or the board of directors, or in their absence or disability, by any vice president.

No Written Consent of Stockholders. Our articles of incorporation and bylaws provide that any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders.

Amendment of Bylaws. Our stockholders may amend any provisions of our bylaws by obtaining the affirmative vote of the holders of a majority of each class of issued and outstanding shares of our voting securities, at a meeting called for the purpose of amending and/or restating our bylaws.

Preferred Stock. Our articles of incorporation authorizes our board of directors to create and issue rights entitling our stockholders to purchase shares of our stock or other securities. The ability of our board to establish the rights and issue substantial amounts of preferred stock without the need for stockholder approval may delay or deter a change in control of us. See “Preferred Stock” above.

Nevada Takeover Statute

The Nevada Revised Statutes contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. Nevada’s “acquisition of controlling interest” statutes (NRS 78.378 through 78.3793, inclusive) contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. These laws will apply to us if we were to have 200 or more stockholders of record (at least 100 of whom have addresses in Nevada appearing on our stock ledger) and do business in the State of Nevada directly or through an affiliated corporation, unless our articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply. These laws may have a chilling effect on certain transactions if our amended and restated articles of incorporation or amended and restated bylaws are not amended to provide that these provisions do not apply to us or to an acquisition of a controlling interest, or if our disinterested stockholders do not confer voting rights in the control shares.

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Nevada’s “combinations with interested stockholders” statutes (NRS 78.411 through 78.444, inclusive) provide that specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” of the corporation are prohibited for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or unless the combination is approved by the board of directors and 60% of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval certain restrictions may apply even after such two-year period. For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder”. These laws generally apply to Nevada corporations with 200 or more stockholders of record. However, a Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws, but if such election is not made in the corporation’s original articles of incorporation, the amendment (1) must be approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power of the corporation not beneficially owned by interested stockholders or their affiliates and associates, and (2) is not effective until 18 months after the vote approving the amendment and does not apply to any combination with a person who first became an interested stockholder on or before the effective date of the amendment. We have not made such an election in our original articles of incorporation or in our amended and restated articles of incorporation.

Limitations on Liability and Indemnification of Officers and Directors

Our articles of incorporation and bylaws limit the liability of our officers and directors and provide that we will indemnify our officers and directors, in each case, to the fullest extent permitted by the Nevada Revised Statutes.

Listing

Our common stock is listed on the NASDAQ Capital Market under the symbol “EBET.”

Transfer Agent

The transfer agent for our common stock is Continental Stock Transfer and Trust located at 1 State Street, 30th Floor, New York, NY 10004.

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LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Schiff Hardin LLP, Washington, DC.

EXPERTS

The audited financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been incorporated by reference in reliance upon the report of PWR CPA, LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The carve-out combined financial statements of Aspire Global plc – B2C Business as of September 30, 2021 and 2020 and for each of the years then ended, incorporated by reference in this Prospectus and in the Registration Statement from Esports Technologies, Inc. Form 8-K/A filed January 21, 2022  have been so incorporated in reliance on the report of Ziv Haft, Certified Public Accountants, Isr. BDO Member Firm, an independent auditor, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting and information requirements of the Exchange Act and, as a result, will file periodic and current reports, proxy statements and other information with the SEC. We make our periodic reports and other information filed with or furnished to the SEC, available, free of charge, through our website as soon as reasonably practicable after those reports and other information are filed with or furnished to the SEC. Additionally, these periodic reports, proxy statements and other information will be available for inspection and copying at the public reference room and SEC’s website at www.sec.gov. You may read and copy any document that we file at the SEC’s public reference room located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. SEC filings are also available to the public at the SEC’s website referred to above.

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Esports Technologies, Inc.

3,310,264 Shares of Common Stock

Issuable upon Conversion of Preferred Stock

3,587,512 Shares of Common Stock
Issuable upon Exercise of Outstanding Warrants

PROSPECTUS

March 7, 2022

We have not authorized any dealer, salesperson or other person to give any information or to make any representations not contained in this prospectus. You must not rely on any unauthorized information. This prospectus is not an offer to sell these securities in any jurisdiction where an offer or sale is not permitted.